Exhibit 99.2

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. BOARD OF DIRECTORS
DECLARES A DIVIDEND AND AUTHORIZES $100 MILLION
SHARE REPURCHASE PLAN

FRISCO, TEXAS, May 15, 2013 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that its Board of Directors declared its first dividend payable to its stockholders and has approved an open market share repurchase plan following the divestiture of the Company’s West Texas oil and gas properties.

As announced yesterday, Comstock completed the divestiture of it West Texas oil and gas properties which generated $808 million in net proceeds, after selling costs. The Company intends to use proceeds primarily to reduce debt and enhance financial flexibility.  With the substantial improvement in the Company’s balance sheet resulting from the divestiture and recognizing the high return earned on the investment in the West Texas properties, the Board of Directors initiated a quarterly dividend program and approved a share repurchase plan.

The Board of Directors declared a dividend of $0.125 per share to be paid on June 15, 2013 to all stockholders of record as of May 31, 2013.  The June 15th dividend is the first dividend made by the Company on its common stock and is intended to be part of an ongoing quarterly program.  The Board also approved an open market share repurchase plan which permits the Company to repurchase up to $100 million of its common stock in the open market.  The timing and actual number of shares repurchased will depend on a variety of factors including the stock price, corporate and regulatory requirements and other market and economic conditions.  The share repurchase plan does not obligate Comstock to acquire any specific number of shares.

"The completion of the divestiture of our West Texas properties provides the Company with a very strong balance sheet and a significant amount of capital to reinvest.  The authorized share repurchase plan will give us the opportunity to increase the per share ownership in our existing assets as one potential use of that capital.  The initiation of a quarterly dividend reflects the strong profits earned from our West Texas investment and from our continuing high return from the Eagle Ford Shale drilling program," commented M. Jay Allison, Comstock's Chief Executive Officer.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.